Exhibit 23.1

                               Consent of KPMG LLP



The Board of Directors
QNB Corp.


We consent to incorporation by reference in the registration statement (No. 33-79802 and No. 333-16627) on Form S-8 of QNB Corp. of our report dated January 21, 1999, relating to the consolidated balance sheets of QNB Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 annual report on Form 10-K of QNB Corp.



/s/ KPMG LLP
March 24, 1998